Exhibit 23.1

WOJESKI & COMPANY CPAs, P.C. 159 Wolf Road, Albany, New York 12205 | Phone 518-477-1102 | Fax 518-477-1302 | www.wojeskico.com

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Mechanical Technology, Incorporated on Form S-1MEF of our report dated March 30, 2021, with respect to our audits of the consolidated financial statements of Mechanical Technology, Incorporated as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of the Registration Statement on Form S-1 (File No. 333-257300) of which this Registration Statement on Form S-1MEF forms a part. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Wojeski & Company CPAs, P.C.
Wojeski & Company CPAs, P.C.
Albany, NY
August 18, 2021